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[FTP SOFTWARE LETTERHEAD]


Contact:      Jill LeBallister-Dudka
              Manager, Investor and Public Relations
              FTP Software, Inc.
              508-685-4000 x 6458
              Internet: jld@ftp.com


   FTP SOFTWARE, INC. ANNOUNCES COMPLETION OF BUSINESS UNIT RESTRUCTURING PLAN

ANDOVER, MASS, AUGUST 19, 1997 -- FTP Software, Inc. (Nasdaq:FTPS) today announced the completion of the company's plan to restructure its business into business units. The company stated in its June 16, 1997, announcement that the company would take up to 60 days to complete its business planning review. On July 17, 1997, FTP Software announced the realignment of its organization into three separate strategic business units, including the VIP Network(TM) Applications Business Unit and the IP Technology Business Unit.

FTP Software had also previously announced a third business unit, the Agent/Directory Management Business Unit. The company has decided after further review that it is in the company's and its shareholders' best interest for FTP to focus its energy and resources on the VIP Network Applications and IP Technology Business Units. "We carefully examined the opportunities available to FTP and each of our potential strategic business areas. We believe our greatest opportunity to increase shareholder value is in our VIP Network Applications and IP Technology Business Units. We plan to retain critical resources and technology that can be leveraged by both strategic Business Units," stated Glenn Hazard, chairman and CEO of FTP Software. Mordecai (Mo) Rosen, acting president of the Agent/Directory Management Business Unit will resume his role of Vice President of Strategy and Corporate Development.

FTP Software expects that the reduction in its Agent/Directory Management Business Unit efforts will not increase its estimate of a $13 to $16 million third quarter pre-tax charge associated with the restructuring of its business as announced on July 17th 1997.




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FTP Software, Inc. Announces Business Unit Completion, page 2/2


The company noted that each of the above forward-looking statements concerning its corporate vision, the vision for its business units and their potential is subject to change, based on various important factors, including, without limitation, changes in the market and competition. These forward-looking statements are subject to the risk factors identified today and in documents which are available through the SEC. Additional information on potential factors that could affect the company's financial results is included in the company's annual report on Form 10-K and other documents filed with the Securities and Exchange Commission.

ABOUT FTP SOFTWARE, INC.

FTP Software, Inc. provides manageable and secure infrastructure software products, along with essential applications and services, that allow customers to create VIP Networks. FTP Software has had a leadership position for over a decade in developing and integrating business applications over TCP/IP networks. FTP Software may be contacted at (508) 685-3300 or at http://www.ftp.com.


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FTP Software is a registered trademark and VIP Network is a trademark of FTP
Software, Inc. Other trademarks, trade names and registered trademarks are the property of their respective holders.